BALLARD, SPAHR, ANDREWS & INGERSOLL
                         30 South 17th Street-20th Floor
                             Philadelphia, PA 19103
                                  215-564-1800


                                                                    July 7, 1986




Seligman Pennsylvania Tax-Exempt Fund Series
One Bankers Trust Plaza
New York, NY  10006

Ladies and Gentlemen:

         You have requested our opinion relative to certain Pennsylvania law aspects of the proposed Seligman Pennsylvania Tax-Exempt Fund Series (the "Fund"). We have reviewed the Declaration of Trust, the By-Laws, the Prospectus and the Statement of Additional Information and our opinion is based on information contained in these documents, and such other documents and information as we deemed relevant.

         We are of the opinion that the Fund was validly formed in accordance with Pennsylvania law and that issuance and sale of the Shares of each Series of the Fund as contemplated by the above-referenced documents have been duly and validly authorized by all necessary actions required to be taken on the part of the Fund and, when issued and delivered against payment therefor, such Shares will be duly and validly issued, fully paid and non-assessable by the Fund.

                                         Very truly yours,


                                         Ballard, Spahr, Andrews & Ingersoll